Exhibit (n)

KPMG LLP Suite 1500 550 South Hope Street Los Angeles, CA 90071-2629

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 29, 2024, with respect to the financial statements of The Private Shares Fund, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in the prospectus.

/s/ KPMG LLP

Los Angeles, California
April 29, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.